SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☑	Definitive Proxy Statement

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☐	Soliciting Material Under Section 240.14a-12
INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
SECURITY OWNERSHIP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES AND DECEMBER 31, 2005 OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
PROPOSAL TWO STOCKHOLDER PROPOSAL
OTHER MATTERS
APPENDIX A
APPENDIX B

infoUSA INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS:
      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of infoUSA Inc., a Delaware corporation (the “Company”), will be held on Friday, May 26, 2006, at 9:00 a.m. local time, at the Company’s facility located at 4001 South Business Park Avenue, Marshfield, Wisconsin 54449, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect three directors to the Board of Directors for a term of three years;

2. To vote on a stockholder proposal, described in the Proxy Statement, if properly presented at the meeting; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.
      Only stockholders of record at the close of business on April 4, 2006 are entitled to receive notice of and to vote at the meeting.
      All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope included for that purpose. Stockholders attending the Annual Meeting may vote in person even if they have previously returned a proxy.

Sincerely,

Fred Vakili
Secretary
Omaha, Nebraska
April 17, 2006

infoUSA INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of infoUSA Inc., a Delaware corporation (the “Company”), for use at its 2006 Annual Meeting of Stockholders to be held on Friday, May 26, 2006, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s facility located at 4001 South Business Park Avenue, Marshfield, Wisconsin 54449. The Company’s principal executive offices are located at 5711 South 86th Circle, Omaha, Nebraska 68127. The Company’s telephone number is (402) 593-4500.
      These proxy solicitation materials are being mailed on or about April 17, 2006, to all stockholders entitled to vote at the meeting. The Company’s Annual Report for the fiscal year ended December 31, 2005, including audited financial statements, is being mailed to stockholders concurrently with this Proxy Statement.
Record Date; Outstanding Shares
      Stockholders of record at the close of business on April 4, 2006 (the “Record Date”) are entitled to receive notice of and vote at the meeting. On the Record Date, 55,140,753 shares of the Company’s common stock, $.0025 par value per share, were issued and outstanding. For information regarding beneficial ownership of the Company’s common stock by directors, executive officers and holders of more than five percent of the outstanding common stock, see “Security Ownership.”
Revocability of Proxies
      Proxies given pursuant to this solicitation may be revoked at any time before they are voted at the meeting or any adjournment thereof by delivering written notice of revocation to the Secretary of the Company or by executing a later dated proxy. Stockholders may also revoke such proxies by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, constitute revocation of a proxy.
Voting and Solicitation
      The presence in person or by proxy of holders of a majority of the shares of stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Every holder of record of common stock on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for three nominees and, if a quorum is present at the Annual Meeting, the three nominees with the greatest number of votes will be elected. If a quorum is present at the Annual Meeting, approval of the stockholder proposal would require an affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote.

      The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining whether a quorum is present. With respect to the election of directors (elected by a plurality of the votes), abstentions will not be taken into account in determining the outcome of the election. With respect to other matters being considered, abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and will not be taken into account in determining the outcome of the votes on that matter.
      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for their services. The Company will bear the entire cost of solicitation of proxies, which is estimated at $700,000, including the fees and expenses payable to its professional proxy solicitor, which are described below, and the preparation, assembly, printing and mailing of this Proxy Statement, the notice of the annual meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. This estimate excludes salaries and wages of regular employees and officers.
      The Company has engaged the services of MacKenzie Partners, Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by the Company, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies. The Company estimates that approximately 35 employees of MacKenzie Partners, Inc. will be involved in the solicitation of proxies and revocations on behalf of the Company. The Company has agreed to pay MacKenzie Partners, Inc. for its services a fee not to exceed $200,000 plus reimbursement of reasonable out-of-expenses estimated at $200,000.
      Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock beneficially owned by others to forward to these beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s common stock for their costs of forwarding solicitation materials to the beneficial owners.
Information Concerning Persons Who May Solicit Proxies
      Under applicable Securities and Exchange Commission (“SEC”) rules, the directors and director nominees and certain executive officers of the Company may be deemed to be participants in the solicitation of proxies on behalf of the Company (“Participants”). Appendix A to this Proxy Statement identifies each of the Participants and sets forth, with respect to each such Participant, the name and business address of the Participant; the Participant’s present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on.
      The number of shares owned by each Participant (other than Stormy L. Dean) is set forth below in the table entitled “Security Ownership.” Except as otherwise disclosed in this Proxy Statement, the shares set forth in that table opposite such Participant’s name are directly or indirectly beneficially owned by such Participant, and no Participant owns any shares of record but not beneficially. Mr. Dean is the beneficial owner of 2,641 shares of Company common stock. Within the past two years, except as set forth on Appendix A, none of the Participants has engaged in any purchase or sale of shares of Company common stock.
      Except as otherwise described in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the “Participant Affiliates”) (i) directly or indirectly beneficially owns any securities of the Company, or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as otherwise described in this Proxy Statement, no Participant or Participant Affiliate is or was either a party to any transaction or series of transactions since the beginning of fiscal 2005 or has knowledge of any currently proposed transaction or series of transactions (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have a direct or indirect material interest. Except as otherwise described in this Proxy Statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or any of its affiliates, or (ii) any transaction to which the Company or any of its affiliates will or may be a party. Except as otherwise described in this Proxy Statement, there have been no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to any securities of the Company other than the Confidentiality Agreement between Vinod Gupta and the Company dated July 14, 2005 (filed as Exhibit 10.1 to the Report on Form 8-K filed by the Company on July 22, 2005) and the standstill letter from Mr. Gupta to the Company dated September 12, 2005 (filed as Exhibit 99.1 to the Report on Form 8-K filed by the Company on September 14, 2005).
Deadlines for Receipt of Stockholder Proposals
      The proxy rules of the SEC permit stockholders, after timely notice to a company, to present proposals for stockholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by corporate action in accordance with the proxy rules. Stockholder proposals that are intended to be presented at the Company’s 2007 Annual Meeting must be received by the Company no later than December 18, 2006 to be included in the proxy statement and form of proxy for that meeting.
      The Company’s Bylaws provide that certain requirements be met for business to properly come before the stockholders at the Annual Meeting. Among other things, stockholders intending to bring business before the Annual Meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be received by the Company no later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the same was made. The Company’s proxy for this year’s Annual Meeting may confer on the proxy holder discretionary authority to vote on any stockholder proposals that are intended to be presented at the Annual Meeting that are received after such date. Additionally, the chairman of the Annual Meeting may declare that such business was not properly brought before the Annual Meeting and shall not be transacted. The chairman may exclude from the 2007 Annual Meeting, and the Company’s proxy for the 2007 Annual Meeting may confer on the proxy holder discretionary authority to vote on, any stockholder proposals that are intended to be presented at the 2007 Annual Meeting that are received after the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the same was made. Stockholders desiring to bring matters for action at an Annual Meeting should contact the Company’s Secretary for a copy of the relevant requirements.
      Additionally, any stockholder intending to nominate candidates for Board membership must send written notice of such nomination to the Secretary of the Company at least 30 but no more than 60 days prior to the Annual Meeting, with the submitting stockholder’s name, address and stockholdings and pertinent information about the proposed nominee similar to that set forth for nominees named herein. If less than 40 days’ notice of public disclosure of the date of the Annual Meeting is given or made, such stockholder notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
      The Company’s Board of Directors presently consists of nine directors and is divided into three classes of three directors each, with the term of office of one class expiring each year. The terms of office of Vinod Gupta, Dr. George F. Haddix and Dr. Vasant H. Raval expire at this year’s Annual Meeting. The terms of office of Bill L. Fairfield, Anshoo S. Gupta and Elliot S. Kaplan expire at the 2007 Annual Meeting. The terms of office of Martin F. Kahn, Bernard W. Reznicek and Dennis P. Walker expire at the 2008 Annual Meeting.
      The Company is proposing that the stockholders re-elect the three directors whose terms expire this year (Mr. Vinod Gupta, Dr. Haddix and Dr. Raval), for terms expiring at the 2009 Annual Meeting.
Vote Required
      The three nominees receiving the highest number of affirmative votes of the shares represented at the Annual Meeting in person or by proxy and entitled to vote will be elected to the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of directors to be elected.
      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s three nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
      The Board of Directors Recommends That Stockholders Vote “For” each Nominee Listed Below.
Nominees for Election at the Annual Meeting
      The names of the Company’s nominees, and certain information about them, are set forth below:

			Director	Nominated for
Name of Nominee	Age	Position/Principal Occupation	Since	Term Expiring
Vinod Gupta	59	Chairman of the Board and Chief Executive Officer of the Company	1972	2009
Dr. George F. Haddix(1)(2)	67	Director; Chairman and Chief Executive Officer of PKW Holdings, Inc. and PKWARE, INC.	1995	2009
Dr. Vasant H. Raval(3)(4)	66	Director; Professor and Chair, Department of Accounting, at Creighton University	2002	2009

(1)	Member of the Nominating and Corporate Governance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee

(4)	Member of the Finance Committee.

      Vinod Gupta founded the Company in February 1972 and has been Chairman of the Board since its incorporation. Mr. Gupta served as Chief Executive Officer of the Company from the time of its incorporation in 1972 until September 1997 and since August 1998. Mr. Gupta holds a B.S. in Engineering from the Indian Institute of Technology, Kharagpur, India, and an M.S. in Engineering and an M.B.A. from the University of Nebraska. Mr. Gupta also was awarded an Honorary Doctorate from the Monterey Institute of International Studies, an Honorary Doctorate from the University of Nebraska and an Honorary Doctorate from the Indian Institute of Technology. Mr. Gupta was nominated and confirmed to be the United States Consul General to Bermuda. Then, the President nominated him to be the United States Ambassador to Fiji. Due to business commitments, he withdrew his name from consideration. He was appointed by President Clinton to serve as a Trustee of the Kennedy Center for Performing Arts in Washington, D.C. Mr. Gupta is also a director of a mutual fund in the Everest mutual fund family.
      Dr. George F. Haddix has served as a director of the Company since March 1995. Dr. Haddix is Chairman and Chief Executive Officer of PKW Holdings, Inc. and PKWARE, INC., computer software companies headquartered in Milwaukee, Wisconsin. From November 1994 to December 1997, Dr. Haddix served as President of CSG Holdings, Inc. and CSG Systems International, Inc., companies providing software and information services to the communications industry. Dr. Haddix holds a B.A. from the University of Nebraska, an M.A. from Creighton University and a Ph.D. from Iowa State University, all in Mathematics.
      Dr. Vasant H. Raval has served as a director of the Company since October 2002. Dr. Raval has been Professor and Chair of the Department of Accounting at Creighton University since July 2001. He joined the Creighton University faculty in 1981 and has served as Professor of Accounting and Associate Dean and Director of Graduate Programs at the College of Business Administration. Dr. Raval is a director of Syntel Inc., an electronic business solutions provider based in Troy, Michigan. Dr. Raval holds a Bachelor of Commerce degree from the University of Bombay, an M.B.A. from Indiana State University, and a Doctor of Business Administration degree from Indiana University.
Incumbent Directors Whose Terms of Office Continue after the Annual Meeting
      The names and certain other information about the directors whose terms of office continue after the Annual Meeting are set forth below:

			Director	Term
Name of Director	Age	Position/Principal Occupation	Since	Expires
Bill L. Fairfield(1)(2)(3)	59	Director; Chairman of DreamField Capital Ventures, LLC	2005	2007
Anshoo S. Gupta(3)(5)	59	Director; President of JAG Operations, L.L.C.	2005	2007
Elliot S. Kaplan(4)	69	Director; Senior Partner in law firm of Robins, Kaplan, Miller & Ciresi L.L.P.	1988	2007
Martin F. Kahn(1)(4)	56	Director; Managing Director, Cadence Information Associates L.L.C.	2004	2008
Bernard W. Reznicek(1)(3)	69	Director; President and Chief Executive Officer, Premier Enterprises	2006	2008
Dennis P. Walker(1)(2)	60	Director; President and Chief Executive Officer of Jet Linx Aviation	2003	2008

(1)	Member of the Nominating and Corporate Governance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Finance Committee.

(5)	Anshoo S. Gupta is not related to Vinod Gupta
      Bill L. Fairfield has served as a director of the Company since November 2005. He is currently the Chairman of DreamField Capital Ventures, LLC, a company focused on economic development of the Mid-Plains region through management services and venture capital assistance. Mr. Fairfield currently serves on the Board of Directors of The Buckle, Inc., a retailer of casual apparel, footwear and accessories for young men and women based in Kearney, Nebraska. From 2002 to 2004 Mr. Fairfield was the Executive Vice President of Sitel Corporation, a global provider of outsourced customer support services based in Omaha, Nebraska, and from 1991 to 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., an Omaha-based technology management services company. Prior to 1991 Mr. Fairfield was CEO of Valcom, the predecessor company to Inacom Corp. Mr. Fairfield holds a B.S. degree in Industrial Engineering from Bradley University and an MBA from the Harvard Graduate School of Business.
      Anshoo S. Gupta has served as a director of the Company since April 2005. He is currently the President of JAG Operations, L.L.C., a management consulting company which he founded in 2003. Mr. Gupta was President of Production Systems Group at Xerox Corporation, a technology and services enterprise based in Stamford, Connecticut, from 1999 to 2002. From 1969 through 1998, Mr. Gupta held a series of financial, marketing, strategic planning, and general management positions at Xerox. He currently serves on the Board of Directors of Docucorp International, Inc., a Dallas, Texas-based company specializing in the development, marketing and support of customer communication management solutions. Mr. Gupta also serves on the Advisory Board of the Indian Institute of Technology, Kharagpur, India. Mr. Gupta holds a B.S. in Electrical Engineering from the Indian Institute of Technology, Kharagpur, India and an M.S.E.E. and an M.B.A. from the University of Rochester, New York.
      Elliot S. Kaplan has served as a director of the Company since May 1988. He is a name partner and former Chairman of the Executive Board of the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. and has practiced law continuously with that firm since 1961. Mr. Kaplan is also a director and officer of Best Buy Co., Inc. Mr. Kaplan holds a B.A. in Business Administration and a J.D. from the University of Minnesota.
      Martin F. Kahn has served as a director of the Company since October 2004. He is currently Managing Director of Cadence Information Associates L.L.C., where he has been employed since 1996. Mr. Kahn was interim Chief Executive Officer of OneSource Information Services, Inc. from February 2004 until it was acquired by the Company in June 2004. He was Chairman of the Board of OneSource Information Services, Inc. from September 1993 until June 2004. Mr. Kahn was Chairman of the Board of Ovid Technologies, Inc., a producer of online, CD-ROM and networked medical and scientific information services, from 1990 to 1998, and Chairman of the Board of Vista Information Solutions, Inc., a supplier of geographically-based risk information, from 1992 to 1996. Mr. Kahn holds a B.A. from Yale University and an M.B.A from the Harvard Business School.
      Bernard W. Reznicek has served as a director of the Company since March 2006. Mr. Reznicek is currently President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment, and real estate development company. Mr. Reznicek was National Director-Special Markets, of Central States Indemnity Company, a specialty insurance company that is a member of the Berkshire Hathaway Insurance Group, from January 1997 until January 2003. Mr. Reznicek served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison, a utility company, from September 1987 to July 1994. Mr. Reznicek serves as the Chairman of the Board of Directors of CSG Systems International, Inc. and is a director of Pulte Homes, Inc. Mr. Reznicek holds a B.S. in Business Administration from Creighton University and an M.B.A. from the University of Nebraska.

      Dennis P. Walker has served as a director of the Company since February 2003. Mr. Walker has been President and Chief Executive Officer of Jet Linx Aviation, a corporate jet fractional ownership company, since May 1999. From 1988 to 2002, he was Executive Vice President of Memberworks, Inc., a consumer services direct marketing company which he co-founded. Mr. Walker has also held senior level marketing positions with First Data Resources and IBM. Mr. Walker holds a B.A. from the University of Nebraska.
Notice of Stockholder Nominees
      Dolphin Limited Partnership I, L.P., a stockholder of the Company, has notified the Company of its intention to nominate three individuals in opposition to the three nominees recommended by the Board. According to information provided by Dolphin, for which the Company disclaims any responsibility, these individuals are: Malcolm “Mick” M. Aslin, 58, President and Chief Executive Officer of Gold Banc Corporation, Inc., 7092 Placida Road, Cape Haze, Florida 33946; Karl L. Meyer, 68, retired Chairman of the Board of Ermis Maritime Holdings Ltd., Two Sound View Drive, Greenwich, Connecticut 06830; and Robert A. Trevisani, 72, Of Counsel to Gadsby Hannah LLP, 225 Franklin Street, Suite 2200, Boston Massachusetts 02110.
Board Meetings and Committees
      The Board of Directors of the Company met 12 times during 2005, including 8 telephonic meetings. The Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating and Corporate Governance Committee, the duties and activities of which are described below. The Board has determined that each member of the Board and each nominee for election to the Board, other than Vinod Gupta, is independent, as defined by the rules of the National Association of Securities Dealers (“NASD”) for companies listed on the Nasdaq National Market.
      The Audit Committee currently consists of Dr. Vasant H. Raval (Chair), Bill L. Fairfield, Anshoo S. Gupta and Bernard W. Reznicek. The Audit Committee met 11 times during 2005, including 3 telephonic meetings. Among other duties, the Committee selects the Company’s independent auditors, reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company’s independent auditors, and pre-approves all audit and permissible non-audit services provided by the auditors. Before the Company’s independent accountant is engaged by the Company to render audit or non-audit services, the engagement is approved by the Committee. The Audit Committee Charter is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.” A report of the Committee is also contained in this Proxy Statement. Each member of the Committee is independent, as independence for audit committee members is defined by the rules of the NASD, and otherwise satisfies the NASD’s requirements for audit committee membership. The Board has determined that Dr. Raval, Mr. Anshoo Gupta and Mr. Reznicek are “audit committee financial experts” under the Sarbanes-Oxley Act of 2002.
      The Compensation Committee, which currently consists of directors Bill L. Fairfield (Chair), Dr. George F. Haddix, and Dennis P. Walker, met 8 times during 2005, including 2 telephonic meetings. The Committee has been delegated the duties of establishing the compensation of the Company’s executive officers and administering existing and future stock and option plans of the Company, including the Company’s 1997 Stock Option Plan. The Compensation Committee Charter is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.” Each member of the Committee is independent, as defined by the rules of the NASD.
      The Finance Committee, which currently consists of Martin F. Kahn (Chair), Elliot S. Kaplan, and Dr. Vasant H. Raval, met 4 times during 2005. The Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial resources, capital structure, and financial strategies by reviewing and making recommendations regarding the Company’s financial resources, organizational capital strategies, investment practices, and other financial matters, as well as related regulatory developments. The Finance Committee Charter is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.”
      The Nominating and Corporate Governance Committee, which currently consists of Dr. George F. Haddix (Chair), Bill L. Fairfield, Martin F. Kahn, Bernard W. Reznicek and Dennis P. Walker, met 7 times during 2005, including 1 telephonic meeting. The Committee identifies and recommends to the Board of Directors qualified director candidates, makes recommendations to the Board regarding Board committee membership, establishes, implements, and monitors practices and processes regarding corporate governance matters, and makes recommendations regarding management succession planning. The Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.” Each member of the Committee is independent, as defined by the rules of the NASD.
      The Nominating and Corporate Governance Committee identifies director candidates primarily by considering recommendations made by directors, management, and stockholders. The Committee also has the authority to retain third parties to identify and evaluate director candidates and to approve any associated fees or expenses. The Committee will consider director candidates recommended by stockholders. The criteria applied by the Committee in the selection of director candidates is the same whether the candidate was recommended by a Board member, an executive officer, a stockholder, or a third party, and accordingly, the Board has not deemed it necessary to adopt a formal policy regarding consideration of candidates recommended by stockholders. Director candidates are evaluated on the basis of a number of factors, including the candidate’s background, skills, judgment, diversity, industry experience applicable to the Company’s business, experience with companies of comparable complexity and size, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s independence or lack of independence, and the candidate’s qualifications for committee membership. The Committee does not assign any particular weighting or priority to any of these factors, and considers each director candidate in the context of the current needs of the Board as a whole. Upon the recommendation of the Committee, the Board has selected Mr. Vinod Gupta, Dr. Haddix and Dr. Raval as nominees for election as directors at the Annual Meeting. Messrs. Gupta, Haddix and Raval are incumbent directors.
Attendance at Board Meetings and Annual Meeting
      All of the directors of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served at that time. Three directors attended the 2005 Annual Meeting of Stockholders.
Board Compensation
      Non-employee directors receive an annual cash retainer of $48,000, payable in monthly installments of $4,000 each. Mr. Vinod Gupta does not receive compensation for his service on the Board.
      The chair of each standing Board committee other than the Audit Committee receives, in addition to other compensation he receives for services as a director, an annual cash retainer of $12,000, payable in monthly installments of $1,000 each. The chair of the Audit Committee receives, in addition to other compensation he receives for services as a director, an annual cash retainer of $24,000, payable in monthly installments of $2,000 each.
      In June 2005, the Board created a Special Committee of independent directors, consisting of Martin F. Kahn (Chair), Anshoo S. Gupta, Dr. Vasant H. Raval and Charles W. Stryker, to respond to a proposal by Vinod Gupta to purchase all of the outstanding shares of common stock of the Company. Following the withdrawal by Mr. Gupta of this proposal in August 2005, the Special Committee was dissolved. The members of the Special Committee each received, in addition to other compensation for services as a director, a cash retainer of $75,000 in recognition of their additional responsibilities. The chair of the Special Committee received an additional $25,000 for his services.
Board Contact Information
      If you would like to contact the Board or any committee of the Board, you can write to the Company, c/o Secretary, 5711 South 86th Circle, Omaha, Nebraska 68127. All communications will be compiled by the Secretary of the Company and submitted to the Board or the applicable committee or director on a periodic basis.
Code of Conduct
      The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer, and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.”

SECURITY OWNERSHIP
      The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table,” (ii) by each director, (iii) by all current directors and executive officers as a group, and (iv) by all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock:

	Common Stock	Percent of
	Beneficially	Outstanding Shares
Beneficial Owners	Owned(1)	of Common Stock

Vinod Gupta(2)	22,984,566	41.0%
5711 South 86th Circle Omaha, Nebraska 68127
Columbia Wanger Asset Management, L.P.(3)	3,370,000	6.1%
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606
Cardinal Capital Management, LLC(4)	3,336,810	6.1%
One Fawcet Place Greenwich, Connecticut 06830
Bill L. Fairfield	-0-	**
Anshoo S. Gupta	-0-	**
Dr. George F. Haddix(5)	287,300	**
Martin F. Kahn	10,000	**
Elliot S. Kaplan	236,580	**
Dr. Vasant H. Raval(6)	10,000	**
Bernard W. Reznicek	-0-	**
Dennis P. Walker	10,000	**
Ray Butkus	-0-	**
Edward C. Mallin	85,416	**
Monica Messer(7)	536,545	1.0%
D.J. Thayer	36,159	**
Fred Vakili	333,076	**
All directors, nominees and executive officers as a group (13 persons)	24,532,283	43.4%

**	Less than 1%

(1)	Includes the following shares that may be purchased within 60 days of the Record Date pursuant to the exercise of outstanding options: Mr. Vinod Gupta, 924,994 shares; Dr. Haddix, 20,000 shares; Mr. Kaplan, 26,000 shares; Dr. Raval, 6,000 shares; Mr. Mallin, 55,416 shares; Ms. Messer, 306,248 shares; Mr. Thayer, 14,365 shares; Mr. Vakili, 24,791 shares; and all directors and executive officers as a group, 1,377,814 shares.

(2)	Includes shares held by the following trusts, with respect to which Mr. Gupta has sole voting and dispositive powers: Vinod Gupta Revocable Trust (18,769,071 shares); Vinod Gupta Irrevocable Annuity Trust (799,656 shares); Vinod Gupta Charitable Trust (107,500 shares); Vinod Gupta Family Foundation (200,000 shares); and irrevocable trusts for three adult children (2,104,557 shares). Also includes 33,788 shares held by the Jess A. Gupta Revocable Trust, with respect to which Vinod Gupta has shared voting and dispositive powers, and 45,000 shares held by Mr. Gupta’s spouse. Mr. Gupta disclaims beneficial ownership of the shares held by the Vinod Gupta Charitable Trust, the Vinod Gupta Family Foundation, the trusts for his children, including the Jess A. Gupta Revocable Trust, and the shares held by his spouse.

(3)	Based on a Schedule 13G/ A filed by Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc., the general partner of WAM (“WAM GP”) on February 14, 2006. WAM and WAM GP have shared voting and dispositive power with respect to all of these shares.

(4)	Based on a Schedule 13D/ A filed by Cardinal Capital Management, L.P. (“Cardinal Capital”), on March 22, 2006. Cardinal Value Equity Partners, an affiliate of Cardinal Capital, has sole voting and dispositive power over 154,500 of these shares.

(5)	Includes 267,300 shares owned jointly by Dr. Haddix with his spouse.

(6)	Includes 4,000 shares owned jointly by Dr. Raval with his spouse.

(7)	Includes 9,633 shares owned by Ms. Messer’s daughter.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      KPMG LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2005 and has been selected as the Company’s independent auditors for the fiscal year ending December 31, 2006. A representative of KPMG is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Audit Fees
      The following table presents the aggregate fees billed to the Company for professional services rendered by KPMG for the audit of the Company’s fiscal year 2005 and 2004 annual financial statements and for other professional services rendered by KPMG in fiscal year 2005 and 2004.

	Fiscal Year

Type of Fee	2005	2004

Audit Fees	$740,770	$911,376
Audit-Related Fees(1)	227,779	177,108
Tax Fees(2)	177,020	60,425
All Other Fees	-0-	-0-

Total fees	$1,145,569	$1,148,909

(1)	Audit-Related Fees consists of fees for statutory audits of a foreign subsidiary, employee benefit plan audits, due diligence, and assistance with Form 8-K filings.

(2)	Tax Fees consists of fees for state and federal income tax preparation for a Company subsidiary, tax research, and preparation of refund claims.
      The above amounts include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described above. A copy of the Audit Committee’s pre-approved policy with respect to non-audit services is attached as Appendix B to this Proxy Statement. The Audit Committee has considered whether the provision of the services described above was and is compatible with maintaining the independence of KPMG.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of the Company oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee operates under a written charter adopted by the Board, which is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.” The charter provides that the Audit Committee shall consist of at least three directors who are independent, as independence for audit committee members is defined by the rules of the NASD. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Committee met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent accountants and internal auditors their audit plans, audit scope, and identification of audit risks. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent accountants also provided to the Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.
      Based upon the Committee’s discussion with management and the independent accountants and the Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.
Audit Committee
Dr. Vasant H. Raval (Chair)
Bill L. Fairfield
Anshoo S. Gupta
Bernard W. Reznicek*
      * Mr. Reznicek became a member of the Committee on March 30, 2006 and did not participate in the actions described above.

PERFORMANCE GRAPH
      The following Performance Graph compares the cumulative total return to stockholders of the Company’s common stock from December 31, 2000 to December 31, 2005 to the cumulative total return over such period of (i) The Nasdaq Stock Market (U.S. Companies) Index, and (ii) the S&P Data Processing & Outsourced Services Index. The performance graph is not necessarily indicative of future investment performance.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG INFOUSA INC., NASDAQ STOCK MARKET INDEX, AND
S&P DATA PROCESSING OUTSOURCED SERVICES INDEX

	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04	31-Dec-05

infoUSA Common Stock	$100.00	$205.33	$147.04	$219.23	$331.07	$323.37

NASDAQ (U.S. Companies)	$100.00	$79.32	$54.84	$81.99	$89.23	$91.12

S&P Data Processing & Outsourced Services Index	$100.00	$108.86	$77.38	$90.56	$95.49	$100.75

*	Assumes $100 invested on December 31, 2000 in infoUSA Inc. common stock, Nasdaq Stock Market (U.S. Companies) Index, and S&P Data Processing & Outsourced Services Index.
      The information contained in the Performance Graph will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the compensation paid by the Company for fiscal years 2005, 2004 and 2003 to the Company’s Chief Executive Officer, each of the other four most highly compensated executive officers of the Company for fiscal year 2005, and one other executive officer who would have been among the four most highly compensated executive officers of the Company had he been employed at the end of fiscal year 2005 (collectively, the “Named Executive Officers”):
SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation

						Stock	All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Options(#)	Compensation($)(1)

Vinod Gupta	2005	750,000	(2)	-0-		500,000	7,000
Chairman of the Board and	2004	768,846	(2)	-0-		-0-	6,500
Chief Executive Officer	2003	500,770	(2)	250,000		600,000	6,000
Ray Butkus(3)	2005	305,846		-0-		-0-	184,946 (5)
President, Donnelly Group	2004	373,462		332,917	(4)	-0-	6,000
	2003	239,231		195,525	(4)	50,000	3,877
Edward C. Mallin	2005	524,076		300,000		-0-	7,000
President, Donnelley	2004	338,077		657,016	(6)	-0-	6,500
Marketing Division	2003	300,000		165,270	(6)	50,000	6,000
Monica Messer	2005	358,846		240,000		-0-	7,000
Chief Operations Officer	2004	342,692		125,000	(7)	-0-	6,500
	2003	323,558		-0-		150,000	6,000
D.J. Thayer	2005	259,231		120,000		-0-	7,000
President, infoUSA Group	2004	247,577		149,000	(8)	-0-	6,500
	2003	219,327		-0-		35,000	6,000
Fred Vakili	2005	404,731		240,000		-0-	7,000
Executive Vice President, Chief	2004	281,134		183,040	(9)	-0-	6,500
Administrative Officer, and Secretary	2003	237,404		182,000	(9)	35,000	6,000

(1)	Except as otherwise noted, represents payments for the Company’s 401(k) match.

(2)	Excludes certain amounts paid to Annapurna Corporation for reimbursement of Company related travel and entertainment expenses and to Everest Investment Management for rent and investment advisory fees, all as more particularly set forth under “Certain Transactions” in this Proxy Statement.

(3)	Mr. Butkus’ employment ended in September 2005.

(4)	Bonus for 2004 includes $200,000 paid in 2005 and $106,250 paid to White Oaks Consulting, which is wholly-owned by Mr. Butkus. Bonus for 2003 includes $195,525 paid to White Oaks Consulting in 2004 for services in 2003.

(5)	Includes payments totaling $7,000 for the Company’s 401(k) match, a payment of $44,614 to Mr. Butkus for accrued vacation, and payment of $133,332 to White Oak Consulting, which is wholly-owned by Mr. Butkus, from September 2005 through December 2005 for consulting services. Payments to White Oak Consulting were made pursuant to the Separation and Consulting Agreement between Mr. Butkus and the Company, which is described under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements — Ray Butkus Separation and Consulting Agreement.”

(6)	Bonus for 2004 includes $365,894 paid in 2005 for services in 2004.

(7)	Includes $75,000 paid in 2005 for services in 2004 and $50,000 paid to Growth Quest Ventures, which is wholly-owned by Ms. Messer.

(8)	Includes $50,000 paid in 2005 for services in 2004 and $99,000 paid to LMDT LLC, which is wholly-owned by Mr. Thayer.

(9)	Bonus for 2004 includes $75,000 paid in 2005 for services in 2004 and $108,040 paid to Alborz Corp., which is wholly-owned by Mr. Vakili. Bonus for 2003 includes $182,000 paid to Alborz Corp.
Option Grants in the Last Fiscal Year
      The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2005 to each of the Named Executive Officers:
OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants				Potential Realizable Value at
Assumed Annual Rates of Stock
		Percent of Total				Price Appreciation for Option
		Options Granted to		Market Price		Term($)(2)
	Options	Employees in	Exercise	on Grant	Expiration
Name	Granted(#)	Fiscal Year	Price($)	Date($)	Date	5%	10%

Vinod Gupta	500,000 (1)	100%	$12.60	$10.08	03/10/15	$1,909,626	$6,772,462
Ray Butkus	-0-	—	—	—	—	—	—
Edward C. Mallin	-0-	—	—	—	—	—	—
Monica Messer	-0-	—	—	—	—	—	—
D.J. Thayer	-0-	—	—	—	—	—	—
Fred Vakili	-0-	—	—	—	—	—	—

(1)	This option was granted under the 1997 Stock Option Plan, has an exercise price equal to 125% of the fair market value of the Company’s common stock on the grant date and vests and becomes exercisable as follows: 30% of the option shares vest after three years, and an additional 10% of the option shares vest each year after that, such that the option becomes fully vested after 10 years, provided that the Mr. Gupta continues to be employed by the Company. To receive the options, Mr. Gupta was also required to purchase at fair market value, on or around the grant date, a number of shares of the Company’s common stock equal to 10% of the shares covered by the options, and is required to hold those shares for a period of at least one year.

(2)	Potential realizable value is based on an assumption that the market price of the underlying security appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

Option Exercises and Fiscal Year-End Option Values
      The following table sets forth, for each of the Named Executive Officers, the value realized on options exercised during the fiscal year ended December 31, 2005, and the year-end value of unexercised options:
AGGREGATED OPTION EXERCISES
AND DECEMBER 31, 2005 OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/05(#)		12/31/05($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vinod Gupta	-0-	$-0-	2,010,407	789,593	$4,318,796	$718,204
Ray Butkus	31,249	148,067	-0-	-0-	-0-	-0-
Edward C. Mallin	8,000	35,138	48,122	21,878	101,845	57,755
Monica Messer	-0-	-0-	293,787	80,213	516,499	186,821
D.J. Thayer	21,876	74,609	11,199	12,031	31,581	33,927
Fred Vakili	20,000	80,140	42,145	13,855	142,159	39,071

(1)	Based on the closing market price of $10.93 per share of common stock on December 30, 2005.
Equity Compensation Plan Table
      The following table sets forth aggregate information regarding grants under all equity compensation plans of the Company as of December 31, 2005:

Number of securities
remaining available for future
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
	warrants and rights	warrants and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,777,969	$9.10	379,615
Equity compensation plans not approved by security holders	-0-	N/A	N/A

Total	3,777,969	$9.10	379,615

Severance Agreements
      In February 2006, the Company entered into Severance Agreements with Edward C. Mallin, Monica Messer, Fred Vakili, and Stormy L. Dean. Each of the Severance Agreements provides that if the executive’s employment is terminated either (i) by the Company for any reason other than Cause (as defined in the Severance Agreement), or (ii) by the executive for Good Reason (as defined), the Company will make payments to the executive at a rate equal to the executive’s Total Compensation for a period from 6 months to 24 months, depending on the length of service completed by the Executive. In addition, if the executive elects to continue health and/or dental insurance coverage under COBRA, the Company will pay the employer portion of the monthly premium until the executive obtains substantially equivalent insurance coverage, but not for more than 12 months. “Total Compensation” means the executive’s base salary as in effect at the time of termination, plus the average of the executive’s annual bonus amount for the three calendar years preceding the year in which the executive’s employment terminates. If the Company becomes subject to a Change in Control (as defined) and within twelve

(12) months after such Change in Control, the executive’s employment is terminated either (i) by the Company for any reason other than Cause, or (ii) by the executive for Good Reason, the Company shall pay to the executive a lump sum based on the executive’s Total Compensation. The amount of the lump sum will be from one time up to three times the executive’s Total Compensation, depending on the length of service completed by the executive, together with additional payments sufficient to compensate for certain federal excise taxes. In addition, if the executive elects to continue health and/or dental insurance coverage under COBRA, the Company will pay the employer portion of the monthly premium until the executive obtains substantially equivalent insurance coverage, but not for more than 12 months. Also, all shares of capital stock, stock options, performance units, stock appreciation rights, or other derivative securities of the Company held by the executive at the time of termination will become fully vested and exercisable. If the executive’s employment terminates as a result of the executive’s death or Disability (as defined), the Company shall pay the executive’s accrued compensation through the termination date, and a pro rata portion of the executive’s target bonus for the year in which termination occurs. To receive any severance benefits, the executive must execute a general release of all claims against the Company, and must refrain from competing with the Company and from soliciting the Company’s employees for a period of up to 12 months after the date of termination.
      For purposes of the Severance Agreements, a “Change in Control” includes (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) a change in the majority of the board of directors without the approval of the incumbent board; (iv) any incumbent director who beneficially owns more than twenty percent (20%) of the total voting power represented by the Company’s then outstanding voting securities involuntarily ceasing to be a director; or (v) any transaction as a result of which any person first becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 15% of the total voting power represented by the Company’s then outstanding voting securities.
Ray Butkus Separation and Consulting Agreement
      Ray Butkus served as President of the Company’s Donnelley Group until September 1, 2005. On August 19, 2005, Mr. Butkus entered into a Separation and Consulting Agreement with the Company. Pursuant to the agreement, Mr. Butkus received his regular compensation and benefits through August 31, 2005 and the Company has engaged him as a consultant for the period ending on the earlier of August 31, 2006, or the date he secures employment or other compensable work. The Company will pay Mr. Butkus a consulting fee of $33,333 per month during the consulting period. Mr. Butkus agrees that he will not compete with the Company or solicit the Company’s customers for a competing business for a period of one year after termination of his employment. The agreement also includes a release by Mr. Butkus of any claims he may have against the Company relating to his employment. A copy of the Separation and Consulting Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on August 31, 2005.

REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee of the Board of Directors of the Company reviews and makes recommendations to the Board of Directors with respect to the compensation of the Company’s Chief Executive Officer, and reviews and approves salaries, bonuses and other compensation payable to the Company’s other executive officers. The Compensation Committee operates under a written charter adopted by the Board, which is posted on the Company’s website at www.infousa.com under the caption “Investor Relations.” The Charter provides that the Committee shall consist of at least two directors who are “independent,” as defined by the rules of the NASD, and that each member of the Committee shall also be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In 2005, the members of the Compensation Committee were Dr. George F. Haddix, Dennis P. Walker, Harold W. Andersen (who served as a member and Chair of the Committee until his retirement from the Board in November 2005), and Bill L. Fairfield (who was appointed a member and Chair of the Committee in November 2005, succeeding Mr. Andersen). None of these persons is an employee of the Company.
      The Compensation Committee’s policy with respect to compensation arrangements for Vinod Gupta, Chief Executive Officer of the Company, is to provide a base salary commensurate with his office and long-term incentives in the form of stock options. In fiscal 2005, the Committee recommended and the Board approved a base salary of $750,000 for Mr. Gupta, unchanged from 2004. No bonus program was in effect for the Chief Executive Officer in 2005, and no discretionary bonus was paid to him for 2005. In addition, in March 2005 the Committee recommended and the Board approved the granting of a stock option to Mr. Gupta for 500,000 shares at an exercise price of $12.60 per share, which was 125% of the closing market price of the common stock at the date of grant. The option vests and becomes exercisable as follows: 30% of the option shares will vest three years after the date of grant, and an additional 10% of the option shares vest each year after that, such that the option becomes fully vested after 10 years. To receive the options, Mr. Gupta was also required to purchase at fair market value, on or around the grant date, a number of shares of the Company’s common stock equal to at least 10% of the shares covered by the options, and is required to hold those shares for a period of at least one year. Mr. Gupta has satisfied this requirement. The Compensation Committee believes the terms of this stock option serve to further align Mr. Gupta’s incentives with the interests of all of the Company’s stockholders.
      The Compensation Committee’s policy in establishing compensation for other executive officers is to reward sustained performance through the payment of base salaries and reward current performance through annual bonuses. Although stock options have been granted in prior years, the Committee has focused its compensation policy for other executive officers on cash compensation and has deemphasized equity-based compensation programs. As a result, the base salaries and cash bonuses for the Company’s executive officers (other than the Chief Executive Officer) tend to be higher than the cash compensation of officers at similar companies, and the equity-based component tends to be less. When establishing the amounts of such compensation, the Compensation Committee considers publicly available information concerning executive compensation levels paid by other companies in the Omaha, Nebraska area and in the industry generally.
      The Compensation Committee reviewed and approved compensation packages for all executive officers in fiscal 2005, including base salaries and bonus plans. For executive officers other than the Chief Executive Officer, base salaries are based on each officer’s responsibilities and historical performance. During 2005, bonuses were paid to executive officers based on the achievement of business goals by the business group for which the executive had management responsibility, or by the Company as a whole. These business goals included the consummation of certain acquisitions by the Company in 2005.
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.
Compensation Committee
Bill L. Fairfield (Chair)
Dr. George F. Haddix
Dennis P. Walker

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were timely complied with, except that a Form 5 disclosing previous holdings was not filed by Ray Butkus and the following reports were filed late: a Form 4 reporting one transaction by Vinod Gupta and an option grant to him; a Form 4 reporting the exercise of an option by Vinod Gupta’s spouse; a Form 4 reporting the exercise of an option by Dennis P. Walker; Form 4s reporting one transaction by each of Martin F. Kahn and Fred Vakili; a Form 4 reporting the exercise of two stock options and the concurrent sale of the option shares by Edward C. Mallin; and five Form 4s reporting the exercise of eight stock options and the sale of the option shares by D.J. Thayer.
CERTAIN TRANSACTIONS
      The Company owns a fractional interest in an aircraft used by the employees and executive officers of the Company in connection with Company business. The fractional ownership interest in the aircraft was purchased during 2005 from NetJets at a total cost of $2.6 million. The fractional interest in the airplane was previously owned by Annapurna Corporation. Mr. Vinod Gupta, the Company’s Chairman and Chief Executive Officer, is the owner of Annapurna Corporation. Prior to the purchase of its fractional interest from NetJets, the Company paid Annapurna Corporation $297 thousand as reimbursement for operating expenses, hourly costs and a proportionate amount of fixed expenses associated with the use of this aircraft during 2005 by Company employees and officers for corporate purposes. The Company believes that the payments made to Annapurna Corporation were at rates comparable to those charged by other aircraft service providers, such as Marquis and NetJets, who customarily require a commitment for plane use. In 2005, the Company also entered into a long-term capital lease with a lender for use of a boat that was previously under a lease arrangement with the same lender to Annapurna Corporation. The Company’s seven year commitment under the lease is payable in monthly installments, which fluctuate based on changes in the LIBOR rate, and ranged from $25,510 to $27,963 in 2005. The Company utilizes the boat for corporate events and client development purposes. During 2005, the Company made lease payments totaling $240,457.
      Laurel Gupta, the Company’s Director of Investor Relations and Business Development, is the spouse of Vinod Gupta, the Company’s Chairman of the Board and Chief Executive Officer, and received $123,846 in salary and compensation for fiscal year 2005. Prior to joining the Company, Ms. Gupta was employed by Cameron Associates in New York as an Investor Relations Executive and worked in institutional equity sales with Morgan Stanley. Ms. Gupta holds an M.B.A. in Finance from Stern School of Business at NYU.
      Jess Gupta, the Advertising Manager for SalesGenie at the Company, is the son of Vinod Gupta, and received $60,000 in salary and compensation for fiscal year 2005. Prior to working at the Company, Mr. Gupta worked as an Advertising Manager for Touchpoint. Mr. Gupta received his B.A. from NYU and was an Intern at the White House after receiving his B.A.
      The Company has retained the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. to provide certain legal services. Elliot S. Kaplan, a director of the Company, is a name partner and former Chairman of the Executive Board of Robins, Kaplan, Miller & Ciresi L.L.P.
      In fiscal 2005, Edward C. Mallin, Monica Messer, and Fred Vakili were each indebted to the Company in an amount in excess of $60,000 pursuant to the Company’s October 2001 loans to executive officers to facilitate stock option exercises. The loans were evidenced by promissory notes secured by the option shares, with interest at a rate of 5%, payable annually. The maximum amounts owed during fiscal 2005 by Messrs. Mallin and Vakili and Ms. Messer, and the amounts owed at December 31, 2005, were $120,000, $115,000 and $100,000, respectively.
PROPOSAL TWO
STOCKHOLDER PROPOSAL
      The Company’s Bylaws provide that stockholders intending to bring business before the Annual Meeting must have provided written notice of such intent to the Secretary of the Company no later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the same was made. On March 10, 2006, the Company filed its 2005 Form 10-K with the SEC and disclosed therein that the 2006 Annual Meeting would be held on May 26, 2006. On March 17, 2006, Dolphin Limited Partnership I, L.P., 96 Cummings Point Road, Stamford, Connecticut 06902, a stockholder of the Company, notified the Company that it intends to propose the following resolution at the Annual Meeting:

RESOLVED: That Section 3 of Article III of the Company’s Bylaws be amended by adding the following provision at the end thereof:

provided, however, that the Board of Directors shall be prohibited from (i) designating any person to fill a vacancy occurring on the Board of Directors for whatever reason, whether by expansion of the size of the Board or otherwise, or (ii) nominating any person to stand for election as a director of the Company, whether at an annual or special meeting of shareholders or in a written consent solicitation in lieu of a meeting, if such person (x) was previously nominated by the Board of Directors to stand for election as a director, whether at an annual or special meeting of shareholders or in a written consent solicitation in lieu of a meeting, and (y) failed to be elected by shareholders at such meeting or in such consent solicitation, such prohibition to continue for a period of three years from the date of the meeting, or of the effectiveness of the consent solicitation, at or in which such person was previously nominated for election.
The Board of Directors Recommends a Vote Against this Proposal for the Following Reasons:
      The Company believes the proposed bylaw amendment is invalid because it limits the discretion of the Board of Directors to fill vacancies as provided in the Company’s Certificate of Incorporation. The Company has received the written opinion of Potter Anderson and Corroon LLP that the proposed bylaw amendment, to the extent it limits the ability of the Board to fill vacancies occurring on the Board, would be invalid under Delaware law. Article VIII.B of the Company’s Certificate of Incorporation provides in relevant part that “[a]ny vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of Directors, may be filled by the Board of Directors, acting by a majority of the Directors then in office, although less than a quorum, and any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen.” Under Section 109(b) of the Delaware General Corporation Law and related case law, a bylaw cannot conflict with a provision of a corporation’s certificate of incorporation.
      Section 141(b) of the Delaware General Corporation Law does permit the adoption of a bylaw that prescribes qualifications for directors, but Proposal No. 2 is not a “qualifications” bylaw. Under the proposed bylaw amendment, a candidate whose nomination or selection by the Board would be prohibited by the bylaw amendment would nonetheless be eligible for nomination by a stockholder. Since the candidate’s eligibility is based on who makes the selection or nomination, and not on the qualities or characteristics of the candidate, the bylaw amendment does not prescribe qualifications for directors. Rather, Proposal No. 2 is a direct limitation on the authority granted to the Board of Directors in the Certificate of Incorporation. The Company therefore believes that Proposal No. 2 conflicts with the

Company’s Certificate of Incorporation by limiting the ability of the Board of Directors to fill vacancies, would be invalid if adopted, and recommends a vote against this proposal.
      The Company further believes that, even if Proposal No. 2 were valid, the categorical disqualification of certain persons from eligibility for nomination by the Board or selection by the Board to fill vacancies is not in the best interests of the Company and its stockholders. The Company and the Board have devoted significant attention to developing an effective process for identifying qualified director candidates. Specifically, the Nominating and Corporate Governance Committee of the Board, which consists entirely of independent directors and is described in greater detail under the heading “Board Meetings and Committees”, is empowered to identify and recommend qualified director candidates pursuant to the Nominating and Corporate Governance Committee Charter adopted by the Board. The Committee identifies candidates primarily by considering recommendations made by directors, management, and stockholders. The Company believes the discretion granted to the Committee in considering potential candidates enhances the Committee’s ability to identify and recommend the most qualified director candidates. Proposal No. 2 would limit this discretion. While the Committee and the Board would give weight to the fact that a potential director candidate was previously nominated but not elected, it is possible that in certain instances, such candidate may nonetheless be the most qualified candidate for the position.
      The Board of Directors recommends that you vote AGAINST Proposal No. 2 because the Company believes that it is invalid under Delaware law and that the categorical disqualification of certain persons from eligibility for nomination or selection by the Board is not in the best interests of the Company and its stockholders. In the event Proposal No. 2 is approved, the Company may challenge the validity of the proposed bylaw amendment in court.
OTHER MATTERS
      The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
Omaha, Nebraska
April 17, 2006

APPENDIX A
Information Regarding Participants
      Set forth below are the name and principal occupation or employment of each Participant and the name, principal business and address of such employer.

Business Address of Participant/
Name and Principal Occupation	Address of Employer	Principal Business of Employer

Vinod Gupta, Chairman of the Board and Chief Executive Officer, infoUSA Inc.	infoUSA Inc. 5711 South 86th Circle Omaha, Nebraska 68127	Business and consumer information provider

Dr. George F. Haddix, Chairman and Chief Executive Officer of PKW Holdings, Inc. and PKWARE, INC.	PKW Holdings, Inc. PKWARE, INC. 648 N Plankinton Ave, Suite 220 Milwaukee, Wisconsin 53203	Computer software

Dr. Vasant H. Raval, Professor and Chair, Department of Accounting, Creighton University	Creighton University Eppley Building BA449 Omaha, Nebraska 68178	Higher education

Bill L. Fairfield, Chairman, Dreamfield Capital Ventures LLC	Dreamfield Capital Ventures, LLC 206 Fairacres Road Omaha, Nebraska 68132	Equity venture capital

Anshoo S. Gupta, President of JAG Operations, L.L.C.	JAG Operations, L.L.C. P.O. Box 94323 Las Vegas, Nevada 89193	Management consulting

Elliot S. Kaplan, Senior Partner, Robins, Kaplan, Miller & Ciresi L.L.P.	Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, Minnesota 55402	Legal services

Martin F. Kahn, Managing Director, Cadence Information Associates L.L.C.	Cadence Information Associates L.L.C. 152 W 57th St., 23rd Fl. New York, New York 10019	Venture capital and investment advisory services

Bernard W. Reznicek, President and Chief Executive Officer, Premier Enterprises	Premier Enterprises 1524 North 141th Avenue Omaha, Nebraska 68154	Residential real estate development and investment

Dennis P. Walker, President and Chief Executive Officer, Jet Linx Aviation	Jet Linx Aviation Eppley Airfield 3910 Amelia Earhart Drive Omaha, Nebraska 68110	Air transportation

Fred Vakili, Executive Vice President, Chief Administrative Officer, and Secretary	infoUSA Inc. 5711 South 86th Circle Omaha, Nebraska 68127	Business and consumer information provider

Stormy Dean, Chief Financial Officer	infoUSA Inc. 5711 South 86th Circle Omaha, Nebraska 68127	Business and consumer information provider

A-1

      In the past two years, none of the Participants has engaged in any purchase or sale of shares of the Company common stock, except as follows:

Name	Description of Transactions

Vinod Gupta	Mr. Gupta purchased shares of the Company’s common stock as follows: 10,000 shares on January 21, 2004; 5,000 shares on January 29, 2004; 400,000 shares on April 20, 2004 (option exercise); 1,246 shares on August 11, 2004; 8,754 shares on August 12, 2004; 50,000 shares on March 10, 2005; 11,000 shares on March 14, 2005; and 1,200,000 shares on March 30, 2006 (option exercise). Mr. Gupta currently owes $13,773,362 to commercial lenders relating to the exercise of options on April 20,2004 and March 30, 2006. On June 15, 2005, Mr. Gupta’s spouse exercised an option covering 10,000 shares.
Dr. George F. Haddix	On May 7, 2004, Mr. Haddix exercised options covering 37,000 shares, and on February 6, 2006, Mr. Haddix exercised options covering 10,000 shares.
Dr. Vasant H. Raval	On each of November 1, 2004 and March 23, 2006, Dr. Raval exercised options covering 2,000 shares.
Elliot S. Kaplan	On June 22, 2004, Mr. Kaplan exercised options covering 12,000 shares, and on October 14, 2004, Mr. Kaplan exercised options covering 15,000 shares.
Martin F. Kahn	On February 18, 2005, Mr. Kahn purchased 10,000 shares.
Dennis P. Walker	On January 28, 2005, Mr. Walker exercised options covering 10,000 shares.
Fred Vakili	Mr. Vakili exercised options covering 20,000 shares on March 18, 2005 and options covering 21,000 shares on February 3, 2006.
Stormy Dean	Mr. Dean purchased 1,000 shares on December 17, 2004, and purchased 1,641 shares in 2005 through the Company’s 401(k) plan.

A-2

APPENDIX B
infoUSA Inc.
AUDIT COMMITTEE
AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

1.	Statement of Principles.
      The Audit Committee of infoUSA Inc. (the “Company”) is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor. As part of the pre-approval process, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the SEC’s rules on auditor independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this Policy, it will require separate pre-approval by the Audit Committee. The pre-approval requirement does not apply to the provision of non-audit services for which the de minimis exception described in Section 7 applies.
      The Audit Committee shall pre-approve, by resolution, the type and amount of Audit, Audit-related, Tax and all other services to be performed by the Company’s independent auditor. The term of such pre-approval is 12 months from the date of pre-approval, unless otherwise specified in such resolutions. The Audit Committee will periodically review its pre-approval resolutions and modify the types and amount of services as it determines in its discretion. To assist the Audit Committee, the independent auditor will provide the Audit Committee with detailed back-up documentation regarding the specific services to be pre-approved under this Policy.

2.	Delegation.
      The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve the engagement of the independent auditor to provide non-audit services as permitted by the Sarbanes-Oxley Act of 2002, to the extent that such non-audit services are not pre-approved as set forth in this Policy and if such engagement is less than $25,000. The Chairman shall report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

3.	Audit Services.
      The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.
      In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may pre-approve other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

4.	Audit-related Services.
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee may pre-approve Audit-related services, including, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations and audits in connection with acquisitions and dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

5.	Tax Services.
      The Audit Committee may pre-approve those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee may consult with management or its independent advisors, including counsel, to determine that the tax planning and reporting positions are consistent with this Policy.

6.	All Other Services.
      The Audit Committee may pre-approve those non-audit services classified as All Other Services that it believes are routine and recurring services and would not impair the independence of the auditor.

7.	De Minimis Exception.
      The pre-approval requirements for non-audit services is waived provided that all such services: (1) do not aggregate to more than five percent (5%) of the total revenues paid by the Company to its independent auditor in the fiscal year in which such services are provided; (2) were not recognized as non-audit services by the Company at the time of the engagement, and (3) are promptly reported to the Audit Committee and approved prior to completion of the audit.

8.	Prohibited Non-Audit Services.
      The Company may not retain its independent auditor to provide any of the prohibited non-audit services listed in Appendix A to this Policy. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions. The Audit Committee will review the list of prohibited non-audit services at least annually to determine whether any additions or deletions should be made to Appendix A.

9.	Pre-Approval Fee Levels or Budgeted Amounts.
      Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established annually by the Audit Committee and reviewed as the Audit Committee deems appropriate. Attached to this Policy as Exhibits are forms that may be attached by the Audit Committee to their pre-approval resolutions, if desired, to reflect the approved services and associated budgeted fee levels. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee, or its designee pursuant to Section 2 hereof. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee shall consider the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

10.	Procedures.
      All requests or applications for services to be provided by the independent auditor will be submitted to the Chief Financial Officer and shall include a description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have been pre-approved by the Audit Committee. The Audit Committee will be informed on a periodic basis of the services rendered by the independent auditor. The Chief Financial Officer shall consult as necessary with the Chairman of the Audit Committee in determining whether any particular service has been pre-approved by the Audit Committee.
      The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of such monitoring. The Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this Policy that comes to the attention of the Chief Financial Officer.
APPENDIX A
Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

The Board of Directors Recommends a Vote FOR Proposal 1 and AGAINST Proposal 2.	Please mark your vote as indicated in this example	☒

1.	Election of directors (with terms expiring 2009):

	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
	☐	☐

Nominees:	01 Vinod Gupta, 02 Dr. George F. Haddix,
03 Dr. Vasant H. Raval

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) on the line below.)

2.	Stockholder proposal, if properly presented at the Annual Meeting, to approve the amendment of the Company’s Bylaws to limit nomination of director candidates by the Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:

Signature(s):

Title:

Please sign exactly as your name(s) appear on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

▲ FOLD AND DETACH HERE ▲

WHITE PROXY	infoUSA INC.

ANNUAL MEETING OF STOCKHOLDERS Friday, May 26, 2006 9:00 a.m. at: 4001 South Business Park Avenue Marshfield, Wisconsin 54449
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of infoUSA Inc. (the “Company”) to be held on May 26, 2006 or any adjournments thereof.
The shares of the Company’s Common Stock you hold as of the record date on April 4, 2006 will be voted as you specify below.
By signing the proxy, you revoke all prior proxies and appoint Fred Vakili and Stormy Dean, or either of them, as proxies with full power of substitution, to vote all shares of Common Stock of the Company of record in the name of the undersigned at the close of business on April 4, 2006 at the Annual Meeting of Stockholders.
The undersigned stockholder hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting to be held on May 26, 2006.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL ONE AND AGAINST PROPOSAL TWO. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE WITH RESPECT TO SUCH OTHER MATTERS AS MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
See reverse for voting instructions.

▲ FOLD AND DETACH HERE ▲